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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of the Liberty Asset Allocation Fund, Variable Series, Liberty Federal Securities Fund, Variable Series, Liberty Money Market Fund, Variable Series, Liberty Small Company Growth Fund, Variable Series, and Columbia Large Cap Growth Fund, Variable Series (formerly Stein Roe Growth Stock Fund, Variable Series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PRICEWATERHOUSECOOPERS

Boston, Massachusetts
April 11, 2005